Exhibit 3.2

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

IAA HOLDINGS, llc

This Second Amended and Restated Limited Liability Company Agreement (this “Agreement”) of IAA Holdings, LLC (f/k/a Impala Merger Sub II, LLC) (the “Company”) is executed as of March 20, 2023 pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §18-101 et seq. (the “Act”), by the Member listed on the signature page hereto (the “Member”).

RECITALS

WHEREAS, the Company was formed as a limited liability company under the Act, as amended, by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on November 2, 2022;

WHEREAS, the Member was a party to that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of March 20, 2023, (as the same may be amended, restated, supplemented or otherwise modified, the “Prior LLC Agreement”); an

WHEREAS, the Member desires to amend and restate the Prior LLC Agreement in its entirety as herein set forth.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

1.                  Name; Formation. The name of the Company is IAA Holdings, LLC. Pursuant to the filing of the certificate of formation of the Company with the Secretary of State of Delaware, the Company was formed on November 2, 2022. On March 20, 2023, the Company filed a certificate of merger with the office of the Secretary of the State of Delaware and upon the effectiveness of the merger as set forth therein, changed its name from “Impala Merger Sub II, LLC” to “IAA Holdings, LLC.”

2.                  Date of Dissolution. The Company has perpetual existence, except as provided in § 18-801 of the Act.

3.                  Purpose of the Company. The Company’s purpose is to engage in any lawful act or activity for which limited liability companies may be formed under the Act and to engage in any and all activities necessary or incidental to the foregoing. The Company shall possess and may exercise all of the powers and privileges granted by the Act or which may be exercised by any person, together with any powers incidental thereto, so far as such powers or privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

4.                  Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is located at 1209 Orange Street, Wilmington, DE 19801. The registered agent of the Company for service of process at such address is The Corporation Trust Company.

5.                  Offices. The principal office of the Company is located at: 4000 Pine Lake Road, Lincoln, NE 68516.

6.                  Management by Board of Managers; Officers. The Company is managed by a board of managers (the “Board of Managers” or the “Managers” and each, a “Manager”), who shall be residents of the United States, which shall initially be comprised of Eric Jacobs and James Kessler, each to hold such position until a successor is duly chosen and qualified or until such Manager sooner dies, resigns, is removed or becomes disqualified. The Board of Managers has the authority to exercise all of the powers and privileges granted by the Act or any other law; provided, however, that the Board of Managers may designate one or more officers who shall have the authority to bind the Company. Initially, such officers shall be the following named individuals, each to hold the office set forth opposite his name until a successor is duly chosen and qualified or until such officer sooner dies, resigns, is removed or becomes disqualified:

Eric Jacobs: Chief Executive Officer, President

Darren Watt: Secretary, Treasurer

7.                  Meetings of the Board of Managers. The Board of Managers shall meet at such time and at such place (either within or without the State of Delaware, but within the United States) as the Board of Managers may designate. Meetings of the Board of Managers shall be held on at least three (3) business days’ (if the meeting is to be held in person) or two (2) business days’ (if the meeting is to be held by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other) prior written notice to the Managers, or upon such shorter notice as may be approved by all of the Managers. A record shall be maintained by the Secretary of the Company of each meeting of the Board of Managers.

8.                  Actions Without a Meeting. Notwithstanding any provision contained in this Agreement, any action that may be taken by the Board of Managers at a meeting may be taken without a meeting if a consent or consents in writing or by electronic transmission, setting forth the action so taken, is or are signed by a majority of the Managers.

9.                  Shares. Each Member’s interest in the Company shall be represented by common shares (including fractions thereof) (the “Shares”). The Company may from time to time issue or sell Shares to Members, in such amounts and on such terms and conditions as determined by the Board of Managers. Each Member owns the number of Shares in the Company as is set forth opposite such Member’s name on Exhibit A hereto and may contribute capital to the Company in such amounts and at such times as the Board of Managers may deem appropriate. The initial capital contribution and any additional capital contribution of a Member shall be set forth in the Company’s books and records. In the event that any Shares are issued or sold to any Member pursuant to this Section 9, the Board of Managers or any Manager of the Company shall amend or amend and restate Exhibit A to reflect such issuance without the further vote, act or consent of any Member. All Shares shall be issued in uncertificated form, unless otherwise determined by the Board of Managers.

10.              Stated Capital. The Company shall maintain in United States dollars a separate stated capital account for the Shares the Company issues. Upon the issuance of Shares pursuant to Section 9, there shall be added to the stated capital account the cash amount or fair market value, as determined by the Board of Managers, of any property contributed in return for such issuance, or such lesser amount as may be determined by the Board of Managers in the case of a contribution of property. There shall be deducted from the stated capital account such amount of the stated capital as was reduced and paid to the Members pursuant to this Agreement. Upon receipt of an additional capital contribution from any Member pursuant to Section 9, there may be added to the stated capital account the cash amount or fair market value of such contribution. The Board may reduce the stated capital for purposes of distributing such stated capital to the Members in an amount not exceeding the stated capital of the Shares. No Member shall be entitled to a return on any Share not specified in this Agreement.

11.              Allocations and Distributions.

(a)               The net profits and losses of the Company shall be allocated among the Members pro rata according to the Shares of each Member as set forth on Exhibit A hereto. To the extent that funds are available, the Board of Managers shall cause the Company to distribute with respect to each fiscal year to each Member an amount of cash determined by the Managers in their sole discretion, but in any event on a pro rata basis in accordance with the Shares of each Member as set forth on Exhibit A. The Managers may cause the Company to make such additional distributions to the Member as the Board of Managers shall determine in its sole discretion, which distributions shall be made pro rata according to the Shares of each Member as set forth on Exhibit A. All distributions to the Members shall be made at such times and in such amounts as the Board of Managers shall determine in its sole and absolute discretion.

12.              Limitation on Liability; Indemnification. Except as specifically required by the Act, no Member or Manager of the Company shall be obligated personally for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member or Manager of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall not be grounds for making any Member or Manager responsible for the liabilities of the Company. The Company shall indemnify each Manager and officer of the Company (each an “Indemnitee”), from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, attorneys fees and other legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings (whether the same be civil, criminal, administrative or investigative) arising from the fact that such person is or was a Manager or officer of the Company, to the fullest extent permitted by the Act. The indemnification provided by this Section 13 shall be in addition to any other rights to which an Indemnitee may be entitled under any written agreement, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Indemnitee is indemnified.

13.              Books and Records; Bank Accounts.

(a)               The Board of Managers shall cause the Company to keep true and complete books of account with respect to the operations of the Company. Such books shall be maintained at the principal place of business of the Company, or at such other place as the Board of Managers shall determine, and all Members, and their duly authorized representatives, shall at all reasonable times have access to such books.

(b)               Such books shall be closed and balanced as of December 31 in each year. The same method of accounting shall be used for both Company accounting and tax purposes. The fiscal year of the Company shall be the calendar year, unless a different period is required as the taxable year of the Company for U.S. federal income tax purposes, in which case the fiscal year of the Company shall be the same as its taxable year.

14.              Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware. In the event of any conflict between any provision of this Agreement and any non-mandatory provision of the Act, the provision of this Agreement shall control.

15.              Miscellaneous. Except as otherwise expressly set forth in this Agreement, this Agreement may be changed, modified or amended only by a writing signed by the Members representing a majority of the outstanding Shares. This Agreement may be executed by facsimile or other form of electronic transmission and in a number of counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the Members notwithstanding that all Members have not signed the same counterpart. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

[SIGNATURE ON NEXT PAGE]

IN WITNESS WHEREOF, the Member has caused this Agreement to be duly executed as of the day and year first above written.

SOLE MEMBER:

RITCHIE BROS. HOLDINGS INC.

By:	/s/ Jake Lawson
Name: Jake Lawson
Title: President

[Signature Page to IAA Holdings, LLC – Second A&R Operating Agreement]

EXHIBIT A

MEMBER	SHARES
Ritchie Bros. Holdings Inc.	100 shares
TOTAL PERCENTAGE OF SHARES	100%